Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
Among
QUALCOMM INCORPORATED,
T MERGER SUB, INC.
and
ATHEROS COMMUNICATIONS, INC.
Dated as of January 5, 2011

TABLE OF CONTENTS

Page
ARTICLE I

The Merger

SECTION 1.01. The Merger	1
SECTION 1.02. Closing	1
SECTION 1.03. Effective Time of the Merger	2
SECTION 1.04. Effects of the Merger	2
SECTION 1.05. Certificate of Incorporation and Bylaws	2
SECTION 1.06. Directors	2
SECTION 1.07. Officers	2

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock	3
SECTION 2.02. Equity Awards	3
SECTION 2.03. Warrants	5
SECTION 2.04. Appraisal Rights	6
SECTION 2.05. Exchange of Certificates	7

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company	9
SECTION 3.02. Representations and Warranties of Parent and Sub	42

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business	45
SECTION 4.02. No Solicitation	50
SECTION 4.03. Conduct by Parent	54

i

Page
SECTION 8.10. WAIVER OF JURY TRIAL	74
SECTION 8.11. Enforcement	75
SECTION 8.12. Consents and Approvals	75
SECTION 8.13. Severability	75

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

GLOSSARY

Term	Section
1998 Plan	3.01(c)(i)
2004 Plan	3.01(c)(i)
2009 Plan	3.01(c)(i)
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Appraisal Shares	2.04
Assumed Shares	2.02(a)(iv)
Benefit Agreements	3.01(g)
Benefit Plans	3.01(k)(i)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.05(f)
Commonly Controlled Entity	3.01(k)(i)
Company	Preamble
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Letter	3.01
Company Personnel	3.01(g)
Company Preferred Stock	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contract	8.03(b)
Copyrights	8.03(c)
DGCL	1.01
Effect	8.03(i)
Effective Time	1.03
Environmental Claims	3.01(l)
Environmental Law	3.01(l)
Environmental Permits	3.01(l)(ii)
Equity Equivalents	3.01(c)(iv)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)
Exchange Fund	2.05(a)
Exchange Ratio	8.03(d)
FCPA	3.01(r)

Term	Section
Filed SEC Document	3.01
Foreign Benefit Plans	3.01(m)(xi)
GAAP	3.01(e)(i)
GATX	3.01(c)(vii)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(l)
HSR Act	3.01(d)
Indebtedness	3.01(c)(v)
Intellectual Property	8.03(e)
Intellon 2000 Plan	3.01(c)(i)
Intellon 2007 Plan	3.01(c)(i)
Intervening Event	4.02(b)
IRS	3.01(m)(ii)
Issued Patents	8.03(f)
Judgment	3.01(d)
knowledge	8.03(g)
Law	3.01(d)
Leased Real Property	3.01(o)(iii)
Legal Restraints	6.01(c)
Liens	8.03(h)
Major Customer	3.01(i)(O)
Major Customer Contract	3.01(i)(O)
Major Supplier	3.01(i)(P)
Major Supplier Contract	3.01(i)(P)
Material Adverse Effect	8.03(i)
Material Contract	3.01(i)
Merger	Recitals
Merger Consideration	2.01(c)
NASDAQ	3.01(c)(iii)
Notice of Superior Proposal	4.02(b)
Off-the-Shelf Software	8.03(j)
Open License Terms	8.03(o)
Parent	Preamble
Parent Common Stock	2.02(a)(i)
Parent’s Plan	5.09(a)
Parties	Preamble
Patent Applications	8.03(k)
Patents	8.03(l)
Paying Agent	2.05(a)
Pension Plan	3.01(m)(i)
Permits	3.01(j)
Permitted Liens	3.01(i)(F)
person	8.03(m)
Post-Signing Returns	4.01(d)
Product(s)	8.03(n)

v

Term	Section
Proxy Statement	3.01(d)
Public Software	8.03(o)
Registered Copyrights	8.03(p)
Related Software	8.03(o)
Release	3.01(l)
Residual Shares	2.02(a)(iv)
RSU Agreements	3.01(c)(vi)
RSUs	3.01(c)(i)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.04
Securities Act	3.01(e)(i)
Source Code	8.03(q)
SOX	3.01(e)(ii)
Specified Contracts	3.01(i)
Specified Quarter End Date	8.03(r)
Stock Option Agreements	3.01(c)(vi)
Stock Options	3.01(c)(i)
Stockholder Approval	3.01(d)
Stockholders Meeting	5.01(b)
Sub	Preamble
Subsidiary	8.03(s)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
tax return	3.01(n)(xix)
taxes	3.01(n)(xix)
taxing authority	3.01(n)(xix)
Termination Date	7.01(b)(i)
Termination Fee	5.05(b)
Trade Secrets	8.03(t)
Trademarks	8.03(u)
Transferred Employee	5.09(a)
Warrant Cancelation Payments	2.03(a)
Warrants	3.01(c)(i)
Welfare Plan	3.01(m)(iv)
Work	8.03(o)

     AGREEMENT AND PLAN OF MERGER dated as of January 5, 2011 (this “Agreement”), by and among QUALCOMM INCORPORATED, a Delaware corporation (“Parent”), T MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and ATHEROS COMMUNICATIONS, INC., a Delaware corporation (the “Company” and, together with Parent and Sub, collectively, the “Parties”).
          WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, the Board of Directors of each of the Company and Sub unanimously deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have unanimously approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be; and
          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE I
THE MERGER
          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
          SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date to be specified by the Parties, which shall be not later than the third business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if, but for this proviso, the Closing would have occurred on a Specified Quarter End Date, then the Closing shall take place on the first business day that is in the subsequent fiscal quarter of Parent or on such other date to be specified by the Parties (it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties shall properly file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.
          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.
          SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
CONVERSION OF SECURITIES
          SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.0005 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:
     (a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
     (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.04, the Appraisal Shares) shall be converted into the right to receive $45.00 in cash and without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law, such withholding to be pursuant to the terms of Section 2.05(f) and any applicable tax Law.
          SECTION 2.02. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:
     (i) each Stock Option shall be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Stock Option (other than with respect to exercisability prior to vesting), the number of shares of Parent common stock, par value $0.0001 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (B) the Exchange Ratio; provided, however, that each outstanding vested Stock Option held by a current or former non-employee director of the Company immediately prior to the Effective Time, including those the vesting of which accelerates upon the effectiveness of the Merger, shall be canceled and converted into the right to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to such Stock Option immediately prior to the Effective Time (as accelerated) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Stock Option;
     (ii) each award of RSUs shall be converted at the Effective Time into a restricted stock unit award, subject to substantially the same terms and conditions as were applicable under such RSU award, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such RSU award immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share); provided, that with respect to each RSU award consisting of RSUs with performance-based vesting or delivery requirements for which the performance period is scheduled to end following the Effective Time, the service-based vesting period applicable to such RSU awards shall be three years from the grant date, with one-third of such RSUs under each such award vesting on each of the first three anniversaries of the grant date;
     (iii) subject to Section 2.02(a)(iv), each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, RSUs or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, RSUs or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation; and
     (iv) any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”).

          (b) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement, (iii) no contribution period shall be commenced after the date of this Agreement, (iv) the ESPP shall terminate, effective upon the earlier of the first purchase date following the date of this Agreement and the last business day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the ESPP) or such last business day (as provided for in the following clause (v)), as applicable, and (v) if the ESPP remains in effect on the last business day before the Effective Time, each purchase right under the ESPP outstanding on such day shall be automatically exercised by applying the payroll deductions of each then current participant in the ESPP for the then current contribution period in effect under the ESPP to the purchase of whole shares of Company Common Stock (subject to the provisions of the ESPP regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the ESPP for such contribution period, using such day as the purchase date for such contribution period.
          (c) The adjustments provided in Section 2.02(a)(i) with respect to Stock Options, whether or not such Stock Options are “incentive stock options” (as defined in Section 422 of the Code), are intended to be effected in a manner that is consistent with Section 424(a) of the Code.
          (d) All amounts payable pursuant to this Section 2.02 shall be subject to any required withholding of taxes and shall be paid without interest.
          (e) The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 2.02 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          (f) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its Affiliates.
          SECTION 2.03. Warrants. (a) Each Warrant outstanding immediately prior to the Closing shall be canceled in exchange for a lump-sum cash payment equal to (i) the product of (x) the number of shares of Company Common Stock subject to such

Warrant and (y) the Merger Consideration, minus (ii) the product of (x) the number of shares of Company Common Stock subject to such Warrant and (y) the per share exercise price of such Warrant. The payments specified above in this Section 2.03(a) are referred to herein as the “Warrant Cancelation Payments”. Parent shall cause Sub or the Surviving Corporation to make such Warrant Cancelation Payments at or promptly following the Closing upon receipt by Parent of the applicable Warrant and such other documents as Parent may reasonably request.
          (b) The Company shall take all such actions (including obtaining any required consents) as may be required to ensure that (i) effective as of the Closing, all Warrants may be canceled solely in exchange for a Warrant Cancelation Payment to the extent required by Section 2.03(a) and (ii) following the Closing, no holder of a Warrant (or former holder of a Warrant) shall have any right thereunder (x) to acquire any capital stock of the Company, Parent or any of their respective Subsidiaries or any other equity or voting interest therein or (y) to put all or any portion of the Warrants to the Company, Parent or any of their Subsidiaries. Promptly after the date of this Agreement, the Company shall give to each holder of Warrants the notice, if any, required by Section 10.1 of the Warrants.
          (c) All amounts payable pursuant to this Section 2.03 shall be subject to any required withholding of taxes and shall be paid without interest.
          SECTION 2.04. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
          SECTION 2.05. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate, at its option, U.S. Bank National Association or another bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”). At or prior to the Effective Time, Parent shall deliver, or cause to be delivered, to the Paying Agent, for the benefit of the holders of Company Common Stock immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) the Appraisal Shares), funds in the amount necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Parent (such funds being referred to herein as the “Exchange Fund”), and any and all interest and other income or net profits resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to pay the Merger Consideration pursuant to Section 2.01(c), upon demand by the Paying Agent, Parent shall promptly reimburse, or shall cause the prompt reimbursement of, any such loss so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration pursuant to Section 2.01(c).
          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying substitute IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, and Parent will instruct the Paying Agent to so mail such form of letter of transmittal and instructions no more than two business days after the Effective Time. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.
          (d) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.
          (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or Warrant Cancelation Payment otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or a Warrant, as applicable, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of

Company Common Stock or the holder of the Warrant, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          (g) Termination of Fund. At any time following the one-year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.05(a) and that have not been disbursed to holders of Certificates, and thereafter, subject to time limitations in Section 2.05(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          SECTION 3.01. Representations and Warranties of the Company. Except as (i) disclosed in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) (without giving effect to any amendment to any such Filed SEC Document filed with or furnished to the SEC on or after the date hereof and excluding any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of a Filed SEC Document entitled “Risk Factors” or “Forward-Looking Statements” or any other sections of such filings) or (ii) set forth in the letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided, that disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as of the date hereof and, except for representations and warranties that speak as of a certain date (which shall speak only as of such date), as of the Closing Date as follows:
     (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (the “Company Certificate”), and the Amended and Restated Bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of its material Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its material Subsidiaries held since January 1, 2008.
     (b) Subsidiaries. Section 3.01(b) of the Company Letter sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization, its address and each jurisdiction in which it is authorized to conduct business. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all Liens, except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.
     (c) Capital Structure. (i) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $0.0005 per share, of the Company (the “Company Preferred Stock”). At the close of business on December 31, 2010, (A) 72,383,183 shares of Company Common Stock (excluding treasury shares) were issued and outstanding; (B) no shares of Company Common Stock were held by the Company as treasury shares; and (C) 15,632,710 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to the 2009 Inducement Grant Incentive Plan of the Company (the “2009 Plan”), the 2004 Stock Incentive Plan of the Company, as amended (the “2004 Plan”), the 1998 Stock Incentive Plan of the Company (the “1998 Plan”), the Intellon Corporation 2007 Equity Incentive Plan (the “Intellon 2007 Plan”), the Intellon Corporation Amended and Restated 2000 Equity Incentive Plan (the “Intellon 2000 Plan”) and the 2004 Employee Stock Purchase Plan of the Company (the “ESPP” and, collectively with the 2009 Plan, the 2004 Plan, the 1998 Plan, the Intellon 2007 Plan and the Intellon 2000 Plan, the “Company Stock Plans”), of which (x) 7,526,173 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (such options, collectively with any other stock options granted after December 31, 2010, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “Stock Options”) and (y) a maximum of 3,275,176 shares of Company Common Stock were subject to outstanding restricted share units (such restricted share units, collectively with any other restricted share units granted after December 31, 2010, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “RSUs”). All outstanding Stock Options and RSUs have been granted under the Company Stock Plans. Other than the Company Stock Plans, there is no plan, Contract or arrangement providing for the grant of Stock Options or RSUs. At the close of business on December 31, 2010, Warrants to acquire 26,122 shares of Company Common Stock (the “Warrants”) from the Company were issued and outstanding. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company.
     (ii) Section 3.01(c)(ii) of the Company Letter sets forth (1) a complete and correct list, as of the close of business on December 31, 2010, of all outstanding Stock Options, the number of shares of Company Common Stock subject to each such Stock Option, the grant date, exercise price per share, vesting schedule and expiration date of each such Stock Option, the name of the holder thereof, an indication of whether or not each such holder is a current employee or director of the Company or any of its Subsidiaries, whether or not such Stock Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code and the name of the Company Stock Plan pursuant to which each such Stock Option was granted, (2) a complete and correct list, as of the close of business on December 31, 2010, of all outstanding RSUs, the grant date, vesting schedule, the name of the holder thereof, an indication of whether or not each such holder is a current employee or director of the Company or any of its Subsidiaries and the name of the Company Stock Plan pursuant to which such RSU was granted and (3) a complete and correct list, as of the close of business on December 31, 2010, of all outstanding Warrants, the number of shares of Company Common Stock subject to each such Warrant, the grant date, exercise price and expiration date of each such Warrant and the name of the holder of each such Warrant. As of the date of this Agreement, other than the outstanding Stock Options, the outstanding RSUs, the outstanding rights under the ESPP, and the outstanding Warrants, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise. As of the close of business on December 31, 2010, there were outstanding rights to purchase 73,998 shares of Company Common Stock on the last day of the current offering period in effect under the ESPP (assuming the fair market value per share of Company Common Stock on the last day of the current offering period in effect under the ESPP will be equal to the Merger Consideration). As of the last day of the most recent payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of participants in the ESPP was $2,075,649.93 and the aggregate amount credited to such accounts for such payroll period was $1,026,155.47.

     (iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. With respect to the Stock Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The NASDAQ Market LLC (“NASDAQ”), (4) the per share exercise price of each Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option” and within the meaning of Section 409A of the Code, in the case of each other Stock Option which would otherwise be subject to Section 409A of the Code) of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws.
     (iv) Except as set forth in this Section 3.01(c), (A) there are not issued, reserved for issuance or outstanding any (1) shares of capital stock or other voting securities, voting interests or equity interests in the Company or any of its Subsidiaries or (2) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of or distributions on any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries (the items referred to in clause (2) collectively, “Equity Equivalents”) and (B) there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. Except pursuant to the forfeiture conditions of the Stock Options and RSUs outstanding as of the date of this Agreement and except pursuant to the cashless exercise or tax withholding provisions of such Stock Options and RSUs, in each case as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.
     (v) Except as set forth in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) amounts owing as deferred purchase price for the purchase of any property, (D) capital lease obligations or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (collectively, “Indebtedness”). Neither the Company nor any of its Subsidiaries has provided any vendor financing with respect to the sale of any of its products.
     (vi) All Stock Options and RSUs may, by their terms, be treated in accordance with Section 2.02(a) and all rights to purchase shares of Company Common Stock under the ESPP may, by their terms, be treated in accordance with Section 2.02(b). No holder of any Stock Option, RSU or right under the ESPP is entitled to any treatment of such Stock Option, RSU or right under the ESPP other than as provided with respect to such Stock Option, RSU or right under the ESPP in Section 2.02(a) or Section 2.02(b), as applicable, and after the Closing no holder of a Stock Option, RSU or right under the ESPP (or former holder of a Stock Option, RSU or right under the ESPP) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights). All outstanding Stock Options are evidenced by individual written stock option agreements (the “Stock Option Agreements”) and all outstanding RSUs are evidenced by individual written restricted share unit agreements (the “RSU Agreements”), and no Stock Option Agreement or RSU Agreement contains terms that are materially inconsistent with, or in addition to, the terms contained in the forms of such agreements related to the applicable Company Stock Plan pursuant to which the relevant Stock Option or RSU was granted (other than with respect to the identity of the individual to which the Stock Option or RSU was granted, grant date, expiration date, exercise price and vesting schedule), copies of which forms have been delivered or made available in complete and correct form to Parent and its counsel.
     (vii) GATX Ventures, Inc. (“GATX”) is the record and beneficial owner of all the outstanding Warrants. All Warrants were issued pursuant to, and all the terms and conditions of the Warrants are evidenced by, the Warrant to Purchase Shares of Preferred Stock of the Company dated September 6, 2001 by and between the Company and GATX. After the Closing, the holder of the Warrant (and any former holder of the Warrant) shall not have any right thereunder to acquire any capital stock of Parent, the Surviving Corporation, the Company or any of their respective affiliates or any other equity interest therein.
     (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”), and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not (A) violate or conflict with the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, any Contract or Permit to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or otherwise under which the Company or any of its Subsidiaries has rights or benefits, (C) result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Company or any of its

Subsidiaries or (D) subject to the governmental filings and other matters referred to in the following sentence, violate or conflict with any (1) U.S. federal, state or local, domestic or foreign, statute, law, code, ordinance, decree, order, rule or regulation of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) U.S. federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights, obligations, benefits or entitlements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any U.S. federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of the applicable waiting period thereunder, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of NASDAQ and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     (e) SEC Documents. (i) Since January 1, 2008, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents and filings required to be filed or furnished by the Company pursuant to the Securities Act or the Exchange Act (the “SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document and as in effect on the date such SEC Document was filed or furnished (or, if subsequently amended or supplemented prior to the date of this Agreement, at the time of such amendment or supplement), and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the extent complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company, none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed or furnished, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the date such SEC Document was filed or furnished (or, if subsequently amended or supplemented prior to the date of this Agreement, at the time of such amendment or supplement), were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. Except as set forth in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents, the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
     (ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. To the knowledge of the Company, there have been no material violations of provisions of the Company’s code of ethics.
     (iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of

SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.
     (iv) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other SEC Documents.
     (v) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.
     (vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.
     (f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
     (g) Absence of Certain Changes or Events. From December 31, 2009 to the date of this Agreement, the Company and its Subsidiaries have conducted, in all material respects, their respective businesses only in the ordinary course consistent with past practice. Since December 31, 2009, there has not been any Material Adverse Effect. From September 30, 2010 to the date of this Agreement, there has not been (A) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (C) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (D)(1) any grant by the Company or any of its Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus or award opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base cash compensation, in each case, in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus or award, (E) any grant by the Company or any of its Subsidiaries to any Company Personnel of any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein or of the right to receive any severance, separation, change in control, retention, termination or similar compensation or benefits or increase therein, (F) any adoption or establishment of or entry by the Company or any of its Subsidiaries into, any amendment of, modification to or termination of, or agreement to amend, modify or terminate, or any termination of (or announcement of an intention to amend, modify or terminate), (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity-based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event) or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (F), including any such Contract that is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (G) any grant or amendment of any award under any Benefit Plan or Benefit Agreement (including the grant or amendment of Stock Options, RSUs, stock appreciation rights, restricted shares, performance units, stock repurchase rights or other equity or equity-based compensation) or the removal or modification of any restrictions in any such award, (H) any payment to any Company Personnel of any compensation or benefit not provided for under any Benefit Plan or Benefit Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (I) the taking of any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of vesting or payment of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise, (J) any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law or (K) any material tax election or change in any material tax election, any settlement or compromise of any material tax liability or any material amendment to a tax return.
     (h) Litigation. Section 3.01(h) of the Company Letter sets forth a complete and correct list of each claim, action, suit or judicial, administrative or regulatory proceeding or investigation pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries (A) for money damages in excess of $5,000,000 or (B) that seeks injunctive or other equitable relief. There is no material Judgment of any Governmental Entity or arbitrator outstanding against, or material investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries.
     (i) Contracts. Section 3.01(i) of the Company Letter sets forth (with specific reference to the subsection of this Section 3.01(i) to which such Contract relates) a complete and correct list, as of the date of this Agreement, of:
     (A) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that is not so filed;
     (B) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment (other than any immaterial penalty or detriment) is incurred, as a result of so competing or engaging;
     (C) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise with respect to the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment (other than any immaterial penalty or detriment) is incurred, as a result of non-compliance with any such exclusive or restrictive requirements;

     (D) each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries has any obligation with any affiliate of the Company or any of its Subsidiaries;
     (E) each Contract under which the Company or any of its Subsidiaries has incurred any Indebtedness having an aggregate principal amount in excess of $1,000,000 that is not scheduled as an exhibit to the Filed SEC Documents;
     (F) each Contract to or by which the Company or any of its Subsidiaries is a party or bound creating or granting a Lien (including Liens upon properties or assets acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not reasonably likely to adversely interfere in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”);
     (G) each material Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing provisions requiring consent with respect to any “change in control” or similar provision with respect to the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration of any obligation, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person;
     (H) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties or other license fees to third parties in excess of $5,000,000 annually, that is not terminable by the Company without penalty on ninety days or less notice;
     (I) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;
     (J) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to (x) source code in respect of hardware (other than board-level hardware, such as reference designs) or (y) any other source code (other than, in the case of this subclause (y), access to customers in the ordinary course of business consistent with past practice of source code that is generally made available to customers of the Company or its Subsidiaries, it being understood that, for the avoidance of doubt, the exception in this parenthetical shall not apply to access to source code to business partners or other persons in connection with the development by the Company or any of its Subsidiaries of hardware products or related design services), and each Contract that provides for source code of the Company or any of its Subsidiaries to be put in escrow or pursuant to which the Company or any of its Subsidiaries has agreed or is required to grant a contingent license to source code;
     (K) each Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts the Company or any of its Subsidiaries;
     (L) each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any joint venture (whether in partnership, limited liability company or other organizational form) or other revenue or profit sharing or similar arrangement;
     (M) each Contract to or by which the Company or any of its Subsidiaries is a party or bound with any Governmental Entity (other than ordinary course customer Contracts providing for payments below $5,000,000 and pursuant to which the counterparty does not have any rights to the Company’s Products or Intellectual Property other than its rights to use the Product sold under such Contract as a customer);
     (N) each Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last five years in connection with the settlement or other resolution of any suit, claim action, investigation or proceeding that has any material continuing obligation, liability or restriction on the part of the Company or any of its Subsidiaries;
     (O) each Contract between the Company or any of its Subsidiaries and any of the ten largest customers of the Company and its Subsidiaries (determined on the basis of revenues received by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended September 30, 2010 (each such customer, a “Major Customer”, and each such Contract, a “Major Customer Contract”));
     (P) each Contract between the Company or any of its Subsidiaries and any of the ten largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended September 30, 2010 (each such licensor or other supplier, a “Major Supplier”, and each such Contract, a “Major Supplier Contract”)); and
     (Q) except for Contracts with customers and purchase orders with vendors or suppliers, in each case, entered into in the ordinary course of business consistent with past practice, and the Contracts disclosed above, each Contract (other than Benefit Plans or Benefit Agreements) which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (i) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement, in excess of $3,000,000 or (ii) in aggregate more than $10,000,000 during the life of the Contract.
The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (Q) of this Section 3.01 are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Each Specified Contract and each other Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole (a “Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and, other than in the ordinary course of business consistent with past practice, has not knowingly waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Material Contract. To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that would reasonably be expected to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract.
     (j) Permits; Compliance with Laws. The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all respects as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Section 3.01(j) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of the Permits that are material, individually or in the aggregate, to the Company and its Subsidiaries. Each of the Company and its Subsidiaries is, and since January 1, 2008 has been, in compliance in all material respects with all applicable Laws and Judgments, and, to the knowledge of the Company, no condition or state of facts exists that would reasonably be expected to give rise to a violation of, or a liability or default under, any such applicable Law or Judgment, except for failures to be in compliance or violations, liabilities or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof would not reasonably be expected to, cause the revocation or cancelation of any material Permit. Neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

     (k) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. (i) Since December 31, 2009, none of the Company or any of its Subsidiaries has adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States) sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements (all such plans, programs, policies, arrangements and understandings, including any such plan, program, policy, arrangement or understanding entered into, adopted or established on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.
     (ii) There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Since January 1, 2008, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened. None of the employees of the Company or any of its Subsidiaries is represented by any labor union, works council or similar organization with respect to his or her employment by the Company or such Subsidiary. The Company and its Subsidiaries do not have any obligation (including to inform or consult with any such employees or their representatives in respect of the Merger or the other transactions contemplated by this Agreement) with respect to any such organization. Each of the Company and its Subsidiaries is, and since January 1, 2008 has been, in compliance in all material respects with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaging, and since January 1, 2008 has not engaged, in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. No question concerning representation has been raised or is, to the knowledge of the Company, threatened respecting the employees of the Company or any of its Subsidiaries. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.
     (l) Environmental Matters. Except for matters that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect:
     (i) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (A) written communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law;
     (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its operations as presently conducted, and all such Environmental Permits are valid and in good standing;
     (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries;
     (iv) there has been no Release of, or exposure to, any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;
     (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and
     (vi) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that would reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries.

     For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety or the protection of endangered or threatened species; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.
     (m) Employee Benefits Matters. (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and correct list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (C) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan for which a summary plan description is required under applicable Law, (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement (if any) and (E) the two most recent actuarial valuations for each Benefit Plan (if any). Each Benefit Plan and Benefit Agreement has been administered, funded and invested in all material respects in accordance with its terms. The Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance in all material respects with applicable Law, including ERISA and the Code, and the terms of any collective bargaining agreements or other labor union Contracts.
     (ii) Each Pension Plan intended to be tax qualified under the Code is so qualified and has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Pension Plan is qualified and exempt from U.S. federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that would reasonably be expected to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA. Each Benefit Plan required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that would reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto. The Company has delivered or made available to Parent a complete and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment or other status, as well as a complete and correct copy of each pending application for a determination, qualification, opinion or approval letter or similar document, if any, and a complete and correct list of all amendments to any such Benefit Plans as to which a favorable determination, qualification, opinion or approval letter has not yet been received.
     (iii) Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities, and neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA or otherwise).
     (iv) No Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”), is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), or is unfunded or self-insured. There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries at or at any time after the Effective Time. No Welfare Plan provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. The Company and its Subsidiaries have complied in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA and any similar state statute or foreign Law with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code or any similar state statute).
     (v) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or as a result of any termination of employment on or following the Effective Time) will, except as expressly contemplated by this Agreement, (A) entitle any Company Personnel to severance, termination, retention, change in control or similar compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to any Benefit Plan or Benefit Agreement or (C) result in any breach or violation of, or a default under, any Benefit Plan or Benefit Agreement.
     (vi) No deduction of any amount payable pursuant to the terms of the Benefit Plans or Benefit Agreements has been disallowed or is subject to disallowance under Section 162(m) of the Code.
     (vii) All reports, returns and similar documents with respect to each Benefit Plan required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.
     (viii) All contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made. Neither the Company nor any of its Subsidiaries has incurred, or would reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement.
     (ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that could subject the Company or any of its Subsidiaries or any of their respective directors or employees to any material liability and (B) neither the Company nor any of its Subsidiaries nor any of their respective directors, employees or agents has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective directors or employees to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.
     (x) Neither the Company nor any of its Subsidiaries has any liability or obligation, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.
     (xi) Except as would not reasonably be expected to have any liability in excess of $10,000, any Benefit Plan that is subject to the laws of any jurisdiction outside the United States (all such Contracts, collectively, “Foreign Benefit Plans”) required to have been approved by any foreign Governmental Entity has been so approved, no such approval has been revoked nor, to the knowledge of the Company, has revocation been threatened, and no event has occurred since the date of the most recent approval with respect to such Foreign Benefit Plan that would reasonably be expected to affect such approval or status. None of the Company and its Subsidiaries nor any Commonly Controlled Entity has obligations under any Benefit Plan to provide health or other welfare benefits to retirees or former employees for which the Company or any of its Subsidiaries reasonably would be expected to have any liability in excess of $10,000.
     (xii) (i) With respect to each Foreign Benefit Plan of the Company or any of its Subsidiaries that is a defined benefit retirement plan, to the extent the liabilities of the Companies and any of its Subsidiaries with respect to such plan exceed the related assets of the Company and such Subsidiaries with respect to such plan, such that the Company or any of its Subsidiaries could have any material liability with respect to the underfunding of such plan, either (A) the excess of such liabilities over such assets with respect to such plan has been properly accrued on the consolidated balance sheet of the Company and its consolidated Subsidiaries in accordance with GAAP, (B) such liability of the Company or any of its Subsidiaries has been disclosed in Section 3.01(m)(xii) of the Company Letter or (C) Parent or Sub has been provided the most recent actuarial valuation report with respect to such plan; and (ii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws as they pertain to statutory plans applicable to the Company and any of its Subsidiaries.
     (xiii) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Section 3.01(m)(xiii) of the Company Letter sets forth (A) the Company’s reasonable, good-faith estimate of the maximum amount that could be paid to each such “disqualified individual” as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and (B) the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such “disqualified individual”, in each case calculated as of the date of this Agreement. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax (including U.S. federal, state, local and foreign income, excise and other taxes (including taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.
     (n) Taxes. (i) Each of the Company and its Subsidiaries has timely filed all material tax returns required to be filed by it in the manner prescribed by applicable Law. All such tax returns are complete and correct in all material respects. Each of the Company and its Subsidiaries has timely paid all material taxes due, other than taxes that are being contested in good faith by appropriate proceedings diligently conducted, and the most recent financial statements contained in the Filed SEC Documents reflect a reserve, in accordance with GAAP, that is not materially less than the taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.
     (ii) No material tax return of the Company or any of its Subsidiaries is currently under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no material deficiency, refund litigation, proposed adjustment in writing or matter in controversy with respect to any taxes due and owing by the Company or any of its Subsidiaries. Each material deficiency resulting from any completed audit or examination or concluded litigation relating to taxes by any taxing authority has been timely paid. No material issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period.
     (iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes of the Company or any of its Subsidiaries, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority that is still in effect.
     (iv) No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.
     (v) None of the Company or any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement (including pursuant to Section 7121 of the Code) or other agreement relating to taxes with any taxing authority).
     (vi) None of the Company or any of its Subsidiaries has joined for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than tax returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.
     (vii) None of the Company or any of its Subsidiaries has any material deferred intercompany gain within the meaning of Treasury Regulation Section 1.1502-13 or material amount of excess loss account within the meaning of Treasury Regulation Section 1.1502-19.
     (viii) Section 3.01(n)(viii) of the Company Letter sets forth (A) each jurisdiction in which the Company or any of its Subsidiaries has filed material tax returns and (B) each jurisdiction in which the Company or any of its Subsidiaries has not filed tax returns but the taxing authority of that jurisdiction has asserted that the Company or any of its Subsidiaries is liable for taxes due to a “nexus” with that jurisdiction, in each case for taxable periods ending on or after December 31, 2004.
     (ix) None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time any material amount of (A) taxable income attributable to income that was economically realized in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time) or (B) income deferred under Section 108(i) of the Code in a taxable period beginning prior to the Effective Time.
     (x) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or made an election under Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code.
     (xi) Neither the Company nor any of its Subsidiaries has ever (A) made an election under Treasury Regulation Section 301.7701-3(c) to be treated as a partnership or disregarded entity for U.S. federal income tax purposes or (B) made a similar election under any comparable provision of any U.S. federal, state or local or foreign tax Law.
     (xii) Section 3.01(n)(xii) of the Company Letter sets forth, as of the most recent practicable date, the amount of any net operating losses, unused investment or other credits, unused foreign tax credits or excess charitable contributions of the Company or any of its Subsidiaries for U.S. federal income tax, alternative minimum tax or any other tax purposes (including dates of expiration of such items, any limitations on such items and all Schedules M-1 and M-3 prepared or filed by the Company or any of its Subsidiaries).
     (xiii) The Company and its Subsidiaries have materially complied with all applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3102 and 3402 of the Code or similar provisions under any other Law) and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper taxing authorities all material amounts required to be so withheld and paid over under applicable Laws.
     (xiv) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.
     (xv) All material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any tax Law.
     (xvi) Neither the Company nor any of its Subsidiaries (A) owns any interest in any person that is treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code with respect to the Company or such Subsidiary or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for U.S. federal income tax purposes or made a similar election under any comparable provision of any tax Law.
     (xvii) Each of the Company and its Subsidiaries has conducted all aspects of its business in accordance with the terms and conditions of all tax rulings and tax concessions that were provided by any relevant taxing authority.
     (xviii) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction” or “transaction of interest”, each as defined in Treasury Regulation Section 1.6011-4(b).
     (xix) For purposes of this Agreement, (A) “taxes” means all (1) U.S. federal, state and local and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, and any obligations under any Contracts with any other person with respect to such amounts, (2) liability for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (3) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (1) or (2); (B) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (C) “tax return” means any U.S. federal, state or local or foreign return, declaration, report, estimate, form, claim for refund, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document relating to taxes, including any (1) related or supporting information with respect to any of the foregoing (including any certificate, schedule or attachment thereto) and (2) any amendment thereof.
     (o) Properties. (i) Except for matters that would not individually or in the aggregate have a Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased tangible property and leased tangible assets has valid and enforceable leasehold interests in, all of its properties and tangible assets, free and clear of all Liens, except for Permitted Liens.
     (ii) The material properties and tangible assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, are, in the aggregate, sufficient (subject to normal wear and tear) to operate their businesses in all material respects as they are currently conducted.
     (iii) Section 3.01(o)(iii) of the Company Letter sets forth a complete and correct list, as of the date hereof, of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries currently owns or has previously owned any real property or interests in real property.
     (iv) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of Leased Real Property to which it is a party, and each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to Leased Real Property to which it is a party and under which it is in occupancy.
     (p) Intellectual Property. (i) Section 3.01(p)(i)(A) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of all Patents, Trademarks, domain names, domain name registrations and Registered Copyrights, in each case, owned by the Company or any of its Subsidiaries and (x) with respect to Patents, sets forth each jurisdiction in which each Issued Patent has been issued and each Patent Application has been filed and (y) with respect to each Trademark and Registered Copyright, sets forth each jurisdiction in which registration has been obtained or an application for registration has been filed. Section 3.01(p)(i)(B) of the Company Letter lists all of the Intellectual Property material to the conduct of the business of the Company in which the Company or any of its Subsidiaries has any right, title or interest (including any interest acquired through a license or other right to use), other than any Intellectual Property owned by the Company or any of its Subsidiaries and any Off-the-Shelf Software, setting forth the nature of the right, title or interest held by the Company or its Subsidiaries and (x) with respect to Patents, each jurisdiction in which each Issued Patent has been issued and each Patent Application has been filed and (y) with respect to each Trademark and Registered Copyright, each jurisdiction in which registration has been obtained or an application for registration has been filed.

     (ii) The Company or one of its Subsidiaries is the sole and exclusive owner of, and has good, valid and marketable title to, free and clear of all Liens, except for any Lien for current taxes not yet due and payable, in (A) all of the Intellectual Property identified in Section 3.01(p)(i)(A) of the Company Letter, (B) all unregistered Copyrights (other than Copyrights in Off-the-Shelf Software) in software, middleware and firmware and other works of authorship developed by or for or used by the Company or any of its Subsidiaries, (C) all Trade Secrets owned by the Company or any of its Subsidiaries and (D) all other Intellectual Property owned by the Company or any of its Subsidiaries and material to the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company or its Subsidiaries has a valid, legally enforceable right to use, license, practice and otherwise exploit all Intellectual Property identified in Section 3.01(p)(i)(B) of the Company Letter and all other Intellectual Property used by the Company or its Subsidiaries, other than any Intellectual Property owned by the Company or any of its Subsidiaries (including any interest acquired through a license or other right to use). To the knowledge of the Company, the Intellectual Property owned by or licensed to the Company or any of its Subsidiaries identified in Section 3.01(p)(i)(A) and Section 3.01(p)(i)(B) of the Company Letter, together with Trade Secrets and unregistered Copyrights used by the Company or any of its Subsidiaries, constitutes all material Intellectual Property used or necessary in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted, including as necessary or appropriate for the continued development of the Products. To the knowledge of the Company, all Intellectual Property used by the Company or its Subsidiaries, other than any Intellectual Property owned by the Company or any of its Subsidiaries (including any interest acquired through a license or other right to use, but excluding any Off-the-Shelf Software) and is free and clear of any Liens and neither the Company nor any of its Subsidiaries has received written notice that any portion of such Intellectual Property is subject to any Lien.
     (iii) The Company has made available to Parent complete and correct copies of, and Section 3.01(p)(iii) of the Company Letter sets forth a complete and correct list, as of the date of this Agreement, of, any material Contracts relating to any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries or any Products, including the following:
     (A) Each Contract pursuant to which the Company or any of its Subsidiaries granted or is required to grant to any person any right or license to make, have made, manufacture, use, sell, offer to sell, import, export or otherwise distribute any Product, with or without the right to sublicense the same.
     (B) Each Contract pursuant to which the Company or any of its Subsidiaries granted or is required to grant to any person any right under or license (expressly, by implication, by estoppel or otherwise)

of, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Intellectual Property, with or without the right to sublicense the same.
     (C) Each Contract pursuant to which any person granted or is required to grant to the Company or any of its Subsidiaries any right under or license to, any covenant not to assert/sue or other immunity from suit under or any other rights to any current or future Intellectual Property, with or without the right to sublicense the same (other than non-exclusive licenses granted to the Company or any of its Subsidiaries for Off-the-Shelf Software).
     (D) Each Contract under which the Company or any of its Subsidiaries grants or receives an option, right of first negotiation or right of first refusal relating to any Intellectual Property.
     (E) Each Contract to defend, indemnify or hold harmless any person against any charge of infringement of any Intellectual Property.
     (F) Each Contract that restricts or obligates in any way any affiliate of the Company (other than the Company and its Subsidiaries).
None of the Company, any of its Subsidiaries or any other person is in breach in any material respect or default under any Contract described in this Section 3.01(p)(iii) and neither the Company nor any of its Subsidiaries has notified any person and no person has notified the Company of any such material breach or default.
     (iv) Section 3.01(p)(iv) of the Company Letter is a complete and correct list of the following: (A) each Product (including all Company software, firmware and middleware) by name and version number that is Public Software or that is derived from or developed with in any manner or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software; (B) a description of each such Public Software and the Product; (C) the Open License Terms applicable to each such Product and Public Software and the Open License Terms or a reference to where the Open License Terms may be found; (D) whether such Public Software has been distributed by the Company or any of its Subsidiaries or only used internally by the Company or its Subsidiaries; (E) whether the Company or any of its Subsidiaries has modified any such Public Software; and (F) a complete and correct statement of how Public Software is linked to or with or used within the Products (e.g., dynamically, statically, etc.) and with what portion of the Product the Public Software is linked or used. The Company and its Subsidiaries are in compliance in all material respects with all Open License Terms applicable to any Public Software licensed to or used by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries

has received written notice alleging that the Company or such Subsidiary is in violation or breach of any Open License Terms. None of the inventions claimed in any of the Patents owned by the Company or any of its Subsidiaries are practiced by any of the software described in Section 3.01(p)(iv) of the Company Letter and, to the knowledge of the Company, none of the inventions claimed in any of the Patents owned by the Company or any of its Subsidiaries are practiced by or infringed by any other software that is Public Software. Section 3.01(p)(iv) of the Company Letter sets forth a complete and correct list of all software distributed by the Company or any of its Subsidiaries that is a commercial version of software that is also available as Public Software.
     (v) The Company does not jointly own, license or claim any right, title or interest with any other person of any Intellectual Property owned by the Company or any of its Subsidiaries. No current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any right, title, claim or interest in, to or under any Intellectual Property in which the Company or its Subsidiaries has (or purports to have) any right, title or interest that has not been either (A) irrevocably assigned or transferred to the Company or its Subsidiaries or (B) licensed (with the right to grant sublicenses) to the Company or its Subsidiaries under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.
     (vi) No person has, in writing, challenged or threatened to challenge and no person has asserted or threatened a claim or made a demand, and there are no outstanding Judgments or any proceedings pending or, to the knowledge of the Company, threatened, which would materially adversely affect or restrict, as applicable, (A) the Company’s or its Subsidiaries’ right, title or interest in, to or under any Intellectual Property owned by the Company or any of its Subsidiaries, (B) any Contract under which the Company or any of its Subsidiaries claims any right, title or interest under any Intellectual Property or restricts the use, manufacture, transfer, sale, importation, delivery or licensing by the Company or any of its Subsidiaries of any Intellectual Property or Products or (C) the validity, use, enforceability or claim construction of any Intellectual Property owned by the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any such challenge, claim, demand or proceeding.
     (vii) To the knowledge of the Company, no Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries has been infringed or misappropriated by any person in any material respect.
     (viii) All Patents in which the Company or any of its Subsidiaries has any right, title or interest have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the timely submission of all necessary filings and fees (including maintenance and annual fees) in accordance with the legal and administrative requirements of the appropriate Governmental Entity, and have not lapsed, expired or been abandoned. The Company and its Subsidiaries have materially complied with their duty of candor and disclosure to the USPTO and any relevant foreign patent office with respect to all Patents and have made no material misrepresentations in connection with the prosecution or maintenance of any Patent.
     (ix) (A) All Patents owned by the Company or any of its Subsidiaries, all Patents for which the Company or its Subsidiaries had or has the right to prosecute, maintain, review or comment on, all correspondence with the applicable Governmental Entity related to the Patents and all Patents exclusively licensed to the Company and its Subsidiaries, in each case, disclose patentable subject matter, have been prosecuted in good faith, are subsisting and in good standing and are not subject to any written requirement for a terminal disclaimer from any applicable Governmental Entity, (B) there are no inventorship challenges to any such Patents, (C) no interference been declared or provoked relating to any such Patents, (D) no opposition proceedings have been commenced related to such Patents in any jurisdictions in which such procedures are available and (E) all Issued Patents issued to the Company or any of its Subsidiaries are entitled to any presumption available under applicable Law that they are valid and enforceable.
     (x) To the knowledge of the Company, and other than in the course of ongoing proceedings as of the date of this Agreement before any patent office, which proceedings are set forth on Section 3.01(p)(x) of the Company Letter, there is no fact with respect to any Patent Application in which the Company or any of its Subsidiaries has any right, title or interest that would (A) preclude the issuance of an Issued Patent from such Patent Application (with valid claims no less broad in scope than the claims as currently pending in such Patent Application), (B) render any Issued Patent issuing from such Patent Application invalid or unenforceable or (C) cause the claims included in such Patent Application to be narrowed.
     (xi) To the knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not and will not infringe, constitute contributory infringement, inducement to infringe, misappropriation, unauthorized disclosure or unlawful use of Intellectual Property of any person, and no person has asserted or threatened a claim, nor has the Company or any of its Subsidiaries received any notification, that the Company’s or its Subsidiaries’ business or any Product (or any Intellectual Property embodied in any Product) infringes, constitutes contributory infringement, inducement to infringe, misappropriation, unauthorized disclosure or unlawful use of Intellectual Property of any person. The Company and its Subsidiaries have not obtained any opinions from inside or outside counsel opining on (A) freedom to operate, (B) the infringement by the Company or any of its Subsidiaries of the Intellectual Property of any other person, or the infringement by any person of the Intellectual Property of the Company or any of its Subsidiaries or (C) the validity of any Patent of the Company or its Subsidiaries.
     (xii) The Company and its Subsidiaries have taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all material Trade Secrets in which the Company or its Subsidiaries has any right, title or interest and otherwise to maintain and protect the full value of all such Trade Secrets. To the knowledge of the Company, the Company and its Subsidiaries have not disclosed any material Trade Secrets in which the Company or any of its Subsidiaries has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof. To the knowledge of the Company, all use, disclosure or appropriation of any Trade Secret not owned by the Company or any of its Subsidiaries has been pursuant to the terms of a written agreement between the Company or one of its Subsidiaries and the owner of such Trade Secret, or is otherwise lawful. The Company and its Subsidiaries have not received any written notice from any person that there has been an unauthorized use or disclosure of any Trade Secrets. No person that has received any Trade Secrets from the Company or any of its Subsidiaries has refused to provide to the Company or its Subsidiaries, after the Company’s or such Subsidiary’s written request therefore, a certificate of return or destruction of any documents or materials containing Trade Secrets. Without limiting the generality of the foregoing, the Company represents and warrants:
     (A) All current and former consultants and independent contractors to the Company or any of its Subsidiaries (including those who are or were involved in, or who have contributed to, the creation or development of any Intellectual Property owned by the Company or any of its Subsidiaries or any Product) who could potentially have any rights in any Intellectual Property of the Company or any of its Subsidiaries or any Product have executed and delivered to the Company a written agreement regarding the protection of proprietary information and the irrevocable assignment to the Company of any Intellectual Property arising from services performed by such persons, that is substantially identical to the Company’s form of Proprietary Information and Inventions Assignment Agreement or, with regard to any employees who were originally employed by a company which was acquired by the Company or whose assets were substantially acquired by the Company, the standard form of such similar agreement of such company, correct and complete copies of which have previously been delivered or made available by the Company to Parent, and no such agreement contains terms that are inconsistent with, or in addition to, the terms contained in the applicable form. To the knowledge of the Company, no current or former consultant or independent contractor is in violation of any term of any such agreement and no current or former consultant or independent contractor is in violation of or breach of any term(s) of any agreement or contract with any existing or former employer and any consent required to be obtained from any such employer in connection with any such consultant’s or independent contractor’s work for the Company or any of its Subsidiaries, was properly obtained.
     (B) All authors of any works of authorship in the Intellectual Property owned by the Company or any of its Subsidiaries and Products have waived their moral rights and have agreed to a covenant not to assert their moral rights, in each case, to the extent permitted by applicable Law, or such authors prepared such works in jurisdictions that do not recognize moral rights.
     (C) The Company and its Subsidiaries have not disclosed or delivered to any person, or permitted the disclosure or delivery to any escrow agent or other person, of any Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any person of any Source Code.
     (xiii) Except with respect to demonstration or trial copies, to the knowledge of the Company, no product, system, program or software module designed, developed, distributed, licensed or otherwise made available by the Company or any of its Subsidiaries to any person, including any Product, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.
     (xiv) The Company and its Subsidiaries are not and have never been, and no previous owner of any Intellectual Property owned by the Company or any of its Subsidiaries has ever been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate the Company or any of its Subsidiaries to grant or offer to any other person any license or right to any Intellectual Property, including any future Intellectual Property developed, conceived, made or reduced to practice by the Company or any of its Subsidiaries.
     (xv) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any

Intellectual Property owned by the Company or any of its Subsidiaries or any Product.
     (xvi) The execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby will not contravene, conflict with or result in any limitation in any material respect on Parent’s right, title or interest in or to any Intellectual Property owned or licensed by the Company or any of its Subsidiaries.
     (xvii) The Company and its Subsidiaries have implemented and maintained, consistent with commercially reasonable practices and its obligations to third persons, security and other measures adequate to protect computers, networks, software and systems used by the Company and its Subsidiaries to store, process or transmit information or content from unauthorized access, use or modification.
     (q) Insurance. The Company or its Subsidiaries maintain all material policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses that are adequate for the operation of the Company’s and its Subsidiaries’ businesses. Section 3.01(q) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct list of the material insurance policies maintained by the Company and its Subsidiaries and the annualized premium payable with respect to each such policy. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed.
     (r) Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor any of the directors, officers or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the agents, representatives, franchisees or distributors of the Company or any of its Subsidiaries, in each case, acting in their capacities as such, has taken any action, directly or indirectly, that violated the FCPA. The Company has entered into written agreements with its agents, representatives, franchisees and distributors that require those parties to comply with the FCPA. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any payment that the FCPA prohibits, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in making any such payments. As used in this Agreement, the “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time.
     (s) State Takeover Statutes. Assuming the representations of Parent and Sub set forth in Section 3.02 are accurate, the approval of the Merger by the

Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.
     (t) Voting Requirements. Assuming the representations of Parent and Sub set forth in Section 3.02 are accurate, the Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.
     (u) Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Qatalyst Partners LP, the fees and expenses of which will be paid by the Company or one or more of its Subsidiaries, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.
     (v) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Qatalyst Partners LP, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent or any affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of the written opinion of Qatalyst Partners LP will be delivered to Parent promptly after receipt thereof by the Company.
          SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:
     (a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted. Parent has made available to the Company a copy of the certificate of incorporation and bylaws of Sub, as currently in effect.

     (b) Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement do not and will not (i) violate or conflict with the Restated Certificate of Incorporation or Amended and Restated Bylaws of Parent or the Certificate of Incorporation or Bylaws of Sub, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which any of their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits, (iii) result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of Parent or Sub or (iv) subject to the governmental filings and other matters referred to in the following sentence, violate or conflict with any Law (assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or termination of the applicable waiting period thereunder, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.
     (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     (d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.
     (e) Resources. Parent and Sub collectively have, and will have at the Effective Time and from time to time thereafter as required by this Agreement, access to sufficient cash resources to pay the amounts required to be paid by them under this Agreement, including payment in full of the Merger Consideration and the Warrant Cancelation Payments, and to pay all of their associated fees, costs and expenses.
     (f) Ownership of Company Common Stock. None of Parent, Sub or any of their respective affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as such term is defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

     (g) Broker’s Fees. Neither Parent nor Sub has employed any financial advisor, broker or finder, other than Goldman, Sachs & Co., in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter or as needed to comply with applicable Law, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers and employees, to preserve their assets and technology, their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them and to maintain their franchises, rights and Permits.
     Without in any way limiting the generality of the foregoing paragraph, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent, as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates) or as needed to comply with applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to:
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, RSUs or Warrants, except pursuant to the forfeiture conditions of such Stock Options, RSUs or Warrants or the cashless exercise, net exercise or tax withholding provisions of such Stock Options, RSUs or Warrants, in each case only if and to the extent required by the terms of such awards or Warrants, as applicable, as in effect on the date of this Agreement) or (D) take any action that would result in any material amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;
     (ii) issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests, options, warrants, calls or rights to acquire any such shares or other securities or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options, rights under the ESPP or Warrants and the settlement of RSUs, in each case outstanding as of the date of this Agreement and only if and to the extent required by the terms of the Company Stock Plans or the Warrants, as applicable, as in effect on the date of this Agreement and other than the grant of awards under Benefit Plans as permitted by clause (xii) of this Section 4.01(a)), or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;
     (iii) amend its certificate of incorporation or bylaws (or similar organizational documents);
     (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other asset or assets which, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $10,000,000;
     (v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (other than licenses of Intellectual Property, which is contemplated by clause (xi) of this Section 4.01(a)), except for (A) grants of nonexclusive licenses in the ordinary course of business consistent with past practice, (B) sales of inventory or used equipment in the ordinary course of business consistent with past practice and (C) Permitted Liens incurred in the ordinary course of business consistent with past practice;
     (vi) (A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) the Company or any direct or indirect wholly owned Subsidiary of the Company and (2) advances of travel and similar expenses to employees;
     (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that in the aggregate are in excess of $10,000,000;

     (viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (1) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, (2) the payment, discharge, settlement or satisfaction of claims, liabilities or obligations that do not involve a payment in excess of $5,000,000, (3) the payment of the fees and expenses of any accountants, financial advisors, consultants, legal counsel and other persons retained by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and incurred by the Company or any of its Subsidiaries in connection with such transactions or (4) as required by their terms on the date of this Agreement, of claims, liabilities or obligations accrued in the most recent financial statements (including the notes thereto) included in the Filed SEC Documents (for amounts not in excess of such accruals) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value (other than in connection with the settlement of delinquent accounts receivable in the ordinary course of business consistent with past practice) or (C) waive any material benefits of, or agree to modify in any material and adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound;
     (ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property or acquire any interest in real property;
     (x) adopt, establish, terminate, amend or modify any policies or procedures, whether written or oral, with respect to the use or distribution by the Company or any of its Subsidiaries of any Public Software;
     (xi) (A) terminate, amend, modify, renew, accelerate, cancel or waive any Material Contract or any material right under any Material Contract, which if so terminated, amended, modified, renewed, accelerated, canceled or waived would reasonably be expected to (1) adversely affect the Company and its Subsidiaries in any material respect when viewed in the aggregate, (2) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (3) prevent, materially impede or materially delay the consummation of the Merger or any of the other transactions contemplated hereby, (B) enter into any Contract that would be a Specified Contract of the type referred to in clauses (B), (C), (D) (other than Contracts solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company, and entered into in the ordinary course of business consistent with past practice), (H), (I), (J), (K) (other than Contracts entered into in the ordinary course of the Company’s or its Subsidiaries’ business development activities and consistent with past practice in which any “non-solicitation”, “no-hire” or similar provision (1) does not have a duration of greater than six months from the date of such Contract, (2) does not restrict or obligate Parent and (3) is no more restrictive of the Company and its Subsidiaries than the comparable provisions contained in the Confidentiality Agreement), (L) or (Q) of Section 3.01(i) if it had been entered into prior to the date of this Agreement or (C) other than in the ordinary course of business consistent with past practice, enter into any Contract or amendment thereof (1) that grants any person the right or ability to access, license or use any Intellectual Property of the Company or any of its Subsidiaries (it being understood that neither the Company nor any of its Subsidiaries grants any such right or ability with respect to any Patent in the ordinary course of business) or (2) pursuant to which the Company or any of its Subsidiaries has been granted any right or ability to access, license or use any Intellectual Property;
     (xii) except as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement or such Benefit Plan or Benefit Agreement, (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Personnel, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base cash compensation in the ordinary course of business consistent with past practice, (D) grant or amend any award under any Benefit Plan (including the grant or amendment of Stock Options, RSUs, stock appreciation rights, performance units, restricted shares, stock purchase rights or other equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Personnel, (F) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (G) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

     (xiii) form any Subsidiary of the Company;
     (xiv) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law; or
     (xv) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.
          (b) During the period from the date of this Agreement to the Effective Time, each of the Company and its Subsidiaries shall inform each patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization that it becomes a member or promoter of, contributes to or makes any commitment or agreement regarding, that it does not, and, following the Closing, will not, have any right to grant or offer to any person any license or right to any of the Patents of Parent or any of its Subsidiaries.
          (c) Parent shall consider in good faith any requests by the Company to consent to exceptions to the requirements set forth in the second paragraph of Section 4.01(a), it being understood and agreed that any decision by Parent to grant or withhold such consent shall be at the discretion of Parent and shall not be unreasonably delayed.
          (d) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions); (ii) the Company and each of its Subsidiaries shall timely pay all taxes due and payable; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent; (v) none of the Company or any of its Subsidiaries will make or change any material tax election or materially amend any tax return without Parent’s written consent except for those elections listed on Section 4.01(d)(v) of the Company Letter; and (vi) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.
          (e) Additional Tax Matters. The Company and each of its Subsidiaries shall cooperate, and, to the extent within its control, shall cause its respective affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives reasonably to cooperate, with Parent in all tax matters, including by maintaining and making available to Parent and its affiliates all books and records relating to taxes.
          SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the Confidentiality Agreement dated as of December 12, 2010, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) (it being understood and agreed that such confidentiality agreement need not contain a “standstill” or other similar provision that prohibits such third party from making any Takeover Proposal); provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.
          For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement (other than any license agreement entered into in the ordinary course of business consistent with past practice in connection with the sale of the products of the Company and its Subsidiaries) or similar transaction, of (i) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (ii) 20% or more of the outstanding shares of Company Common Stock or of any class of capital stock of the Company, or securities exchangeable for or convertible into 20% or more of the outstanding shares of Company Common Stock or of any class of capital stock of the Company, or (iii) 20% or more of any class of the outstanding equity of or voting interests in, or convertible debt or convertible securities convertible into 20% or more of any class of the equity of or voting interests in, any of the Subsidiaries of the Company directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (i) above.
          For purposes of this Agreement, the term “Superior Proposal” means any bona fide written offer which did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) is more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in writing in response to such offer or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal (including the need for and contingency of any financing).
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation

Change”), (ii) recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, (x) in response to an Intervening Event, effect an Adverse Recommendation Change; provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law and (y) in response to a Superior Proposal that did not result from a breach of this Section 4.02, cause the Company to terminate this Agreement and concurrently enter into an Acquisition Agreement; and provided further that the Board of Directors of the Company may not (1) effect such an Adverse Recommendation Change or (2) terminate this Agreement pursuant to Section 7.01(f), unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent that it is prepared to, in the case of clause (1) above, effect an Adverse Recommendation Change in response to an Intervening Event (an “Adverse Recommendation Change Notice”) (it being understood that an Adverse Recommendation Change Notice in and of itself shall not constitute an Adverse Recommendation Change), which notice shall attach information describing such Intervening Event in reasonable detail, or, in the case of clause (2) above, terminate this Agreement pursuant to Section 7.01(f) (a “Notice of Superior Proposal”) (it being understood that a Notice of Superior Proposal in and of itself shall not constitute an Adverse Recommendation Change), which notice shall attach the terms and conditions (including the most current version of any written agreement) relating to the transaction that constitutes such Superior Proposal, and (B) Parent does not make, within five business days after the receipt of such notice, a proposal in writing that would, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (x) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event or (y) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period), as applicable. The Company agrees that, during the five or three business day period, as applicable, prior to its effecting an Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.01(f), the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent.
          For purposes of this Agreement, the term “Intervening Event” means an event, development or change in circumstances occurring, arising or coming to the attention of the Board of Directors of the Company after the date of this Agreement and prior to obtaining the Stockholder Approval, which causes the Board of Directors of the Company to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.
          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates a Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such material terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company shall (A) keep Parent reasonably informed regarding the progress of negotiations concerning any Takeover Proposal, including causing its legal and financial advisors to confer on a daily basis (but for no more than one hour on each day, and at a time specified by the Company in a notice provided to Parent at least 8 hours in advance or at such other time as both Parties shall agree) with the legal and financial advisors to Parent if so requested by Parent by no later than 9:00 a.m., California time, on any given day (which shall include responding to any reasonable questions posed by the legal or financial advisors to Parent) regarding the material terms and status of such negotiations, (B) promptly advise Parent of any amendments as to price and other material terms of any such Takeover Proposal, request or inquiry and (C) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all drafts and final versions (and any amendments thereto) of transaction documents (including schedules of the Company, material exhibits, offer letters, bid letters and letters of intent) containing any material terms or conditions, in each case, relating to any such Takeover Proposal (including the financing thereof), and exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the person making a Takeover Proposal or any of its affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.
          (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (including any “stop-look-and-listen” communication that contains only the information set forth in Rule 14d-9(f) promulgated under the Exchange Act) or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).
          SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.
ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall use its commercially reasonable efforts to cause the preliminary Proxy Statement to be cleared with the SEC as promptly as practicable after such filing. Notwithstanding anything contained in this Agreement to the contrary, absent any Legal Restraint that has the effect of preventing such action, the Company shall file with the SEC the definitive Proxy Statement, and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the 10th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of filing of the preliminary Proxy Statement with the SEC. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.
          (b) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur on the 20th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, unless this Agreement has been earlier terminated in accordance with its terms but otherwise regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its commercially reasonable efforts to obtain such a quorum as promptly as practicable and (ii) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Common Stock that they adopt this Agreement and shall include such recommendation in the Proxy Statement and (y) the Company shall use its commercially reasonable efforts to solicit the Stockholder Approval. Unless this Agreement has been earlier terminated in accordance with its terms, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal. The Company shall provide updates to Parent with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by Parent.
          (c) The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference therein. Parent agrees that none of such information will, at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          SECTION 5.02. Access to Information; Confidentiality. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries or violate applicable Law, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of the Company’s current and prior auditors). Following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), to the extent permitted by applicable Law, following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning the Company Personnel as Parent may reasonably request. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.
          (b) Subject to applicable law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.
          SECTION 5.03. Commercially Reasonable Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement,

each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party; provided, that none of the Company, Parent or Sub shall be required to make any payment to any such third party or concede anything of value to obtain such consents, approvals or waivers. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent will use its reasonable efforts to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity to accomplish the satisfaction of the conditions precedent set forth in Article VI. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity.
          (b) The Company and Parent shall promptly advise the other Party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) or Section 6.03(a), as the case may be, could not be satisfied or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such Party with any Governmental Entity, all correspondence or other communications sent by such Party to any Governmental Entity and all notices or other communications sent to such Party from any Governmental Entity, in each case, in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings, correspondence, notices or other communications, as applicable, that include confidential information not directly related to the transactions contemplated by this Agreement.
          (c) The Company shall give Parent the opportunity to participate in the defense of any litigation against the Company or its directors relating to the Merger or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.
          (d) Concurrent with the execution and delivery of this Agreement by each of the Parties, Parent, as the sole stockholder of Sub, will adopt this Agreement.
          SECTION 5.04. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement and set forth in Section 5.04 of the Company Letter shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect for at least six years following the Effective Time in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided, however, that in the event the Surviving Corporation does not have the resources to honor the foregoing obligations, Parent shall honor such obligations. For the avoidance of doubt, the applicable rights of indemnification, advancement of expenses and exculpation contemplated by this Section 5.04(a) and pursuant to the terms of any certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of any such certificate of incorporation or bylaws (or comparable organizational documents) following the Effective Time (including in connection with the filing of the Certificate of Merger).

          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.04.
          (c) The Company shall obtain, or cause to be obtained, at Parent’s expense, as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six-year period; provided that in no event shall Parent or the Surviving Corporation be required to pay or shall the Company be permitted to expend, with respect to the entire six-year period following the Effective Time, premiums for insurance under this Section 5.04(c) which in the aggregate exceed 200% of the aggregate premiums paid by the Company for the period from February 2010 to, and including, February 2011, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $479,738); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the Effective Time, as may be obtained for such 200% amount. For the avoidance of doubt, nothing in this Section 5.04(c) shall require Parent to make expenditures exceeding $959,476 in the aggregate. If requested by Parent, the Company shall issue a broker of record letter naming the insurance broker selected by Parent to effect such runoff coverage, and the Company shall provide all cooperation and information reasonably requested by Parent and the selected insurance broker with respect to the procurement of such runoff coverage.
          (d) The provisions of this Section 5.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
          SECTION 5.05. Fees and Expenses. (a) Except as expressly set forth in this Section 5.05, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) In the event that (i) (1) a Takeover Proposal has been privately made (whether or not conditional and whether or not withdrawn) to the Company after the date hereof (excluding solely for the purpose of this clause (1), a Takeover Proposal that is limited to an inquiry and does not constitute or lead to an offer or proposal) or (2) a Takeover Proposal has been publicly made or otherwise becomes publicly disclosed

(whether or not conditional and whether or not withdrawn) to the Company or the stockholders of the Company or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal, and, in any such case, thereafter (A) this Agreement is terminated by the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting and any adjournment or postponement thereof has not been held by the date that is five business days prior to the date of such termination) or either Parent or the Company pursuant to Section 7.01(b)(iii) and (B) prior to the date that is 12 months after such termination, (x) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (y) any Takeover Proposal is consummated (solely for purposes of this Section 5.05(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 20% shall be deemed references to 50%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in any such case, the Company shall pay Parent a fee equal to $103,700,000 (the “Termination Fee”) by wire transfer of same-day funds (A) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination, (B) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (C) in the case of a payment as a result of any event referred to in Section 5.05(b)(i)(B), no later than the first to occur of the events referred to in clauses (x) and (y) above, in each case to an account designated by Parent.
          (c) The Parties acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
          (d) The Company acknowledges that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.05 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.05, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.05 at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.
          SECTION 5.06. Public Announcements. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties. Except with respect to any action taken pursuant to Section 4.02 or Section 7.01, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.
          SECTION 5.07. Resignation of Subsidiary Directors. At the Closing, if requested by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of any or all the directors of any Subsidiary of the Company, effective at the Effective Time.
          SECTION 5.08. Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.
          SECTION 5.09. Company Employees. (a) From the Closing Date until the first anniversary of the Closing Date, Parent shall provide Company and its Subsidiaries employees who remain employed by the Company or a Subsidiary after the Closing (each, a “Transferred Employee”) with reasonably comparable compensation (excluding any equity-based compensation) and benefits in the aggregate as those provided immediately prior to the Closing or those provided to similarly situated employees of Parent and its affiliates. Except (i) as otherwise set forth in this Section 5.09(a), (ii) for the purposes of any equity-based compensation and (iii) for the purposes of any “service awards”, each Transferred Employee shall be entitled to credit for eligibility and vesting purposes (but not benefit accrual purposes) under each of Parent’s Plans for all periods of service for which such Transferred Employee was granted credit under a similar plan in which such Transferred Employee was eligible to participate immediately prior to the Closing Date. For purposes of determining the severance, if any, entitlements of each Transferred Employee as of the Closing Date, Parent will take into account all service accrued by such Transferred Employee with the Company or any of its Subsidiaries as of immediately prior to the Closing Date; provided that the amount of severance entitlement in Korea shall be reduced by the severance benefit accrued by such Transferred Employee as of the Closing Date for service prior to the Closing Date that is required to be paid by applicable Law. With respect to any Parent’s Plan under which a Transferred Employee is entitled to medical, dental, hospitalization or other health insurance in the plan year in which the Closing Date occurs, to the extent permitted by applicable Law, Parent will grant each Transferred Employee credit for all co-payments and deductibles paid by such Transferred Employee in such year under a similar plan of the Company or a Subsidiary of the Company. Parent will ensure that such Parent’s Plans maintained in the United States will not impose any preexisting condition limitation under any medical, dental, health or other similar welfare plan in which Transferred Employees are entitled to participate that would exclude coverage under such plan for any claim of a Transferred Employee for which coverage would have been provided under the corresponding plan of the Company or a Subsidiary of the Company. With respect to Parent’s Plans maintained outside the United States, preexisting condition limitations will be determined in accordance with applicable Law. For purposes of this Section 5.09(a), the term “Parent’s Plan” means an employee benefit plan, program or arrangement maintained by Parent or its affiliates in which a Transferred Employee is or becomes eligible to participate following the Closing Date.

The Company agrees to provide Parent with the information reasonably required by Parent to meet its obligations under this Section 5.09(a). The provisions of this Section 5.09(a) are for the sole benefit of the Parties hereto and nothing in this Section 5.09(a), express or implied, is intended or shall be construed to (A) constitute an amendment to any of the compensation and benefit plans, programs or arrangements maintained for or provided to Transferred Employees or any other employees of Parent prior to, on or following the Effective Time, or of the Company or Subsidiaries following the Effective Time, or impose an obligation on any of the Company or Parent or their affiliates to establish, continue, amend, terminate or otherwise take any action with respect to, or a prohibition from amending, suspending or terminating, any compensation or benefits plan, program or arrangement or (B) confer upon or give to any person, other than the Parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.09(a)).
          (b) Prior to the Effective Time, the Company shall take all of the actions set forth on Section 5.09(b) of the Company Letter.
ARTICLE VI
CONDITIONS PRECEDENT
          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver by the Company and Parent on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.
          (b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.
          (c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of prohibiting the consummation of the Merger shall be in effect.
          SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in the second sentence of Section 3.01(g) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date; (ii) the representations and warranties of the Company contained in the first and second sentences of Section 3.01(a) (as they relate to the Company), subclauses (i), (ii), (iv), (vi) and (vii) of Section 3.01(c), the first three sentences and subclause (A) of the fourth sentence of Section 3.01(d), Section 3.01(s), Section 3.01(t), Section 3.01(u) and Section 3.01(v) shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (unless such representation or warranty by its terms speaks as of a specified date, in which case as of such date); and (iii) all other representations and warranties of the Company contained in Section 3.01 of this Agreement, in each case, made as if none of such representations or warranties contained any qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (unless such representation or warranty by its terms speaks as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger, (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its Subsidiaries to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries, including the right to vote Company Common Stock or the shares of common stock of the Surviving Corporation or any of Parent’s Subsidiaries on all matters properly presented to the stockholders of the Company, the Surviving Corporation or any of Parent’s Subsidiaries, respectively, in each case, as a result of or in connection with the Merger or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its or Parent’s Subsidiaries or (B) directly or indirectly prevent the Company or its or Parent’s Subsidiaries from operating any of their respective businesses in substantially the same manner as operated by the Company and its or Parent’s Subsidiaries prior to the date of this Agreement, in each case, as a result of or in connection with the Merger.

          (d) Legal Restraint. No Legal Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect.
          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
          SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such Party’s breach of any other provision of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating Party to the non-terminating Party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:
          (a) by mutual written consent of Parent, Sub and the Company;
          (b) by either Parent or the Company, if:

     (i) the Merger shall not have been consummated prior to June 5, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur prior to such date and such action or failure to act constitutes a breach of this Agreement unless such breach is incapable of being cured by the breaching Party by the date that is 45 business days after such breach; and provided further that, if on the Termination Date the conditions to the Closing set forth in Section 6.01(b), Section 6.01(c), Section 6.02(c) and Section 6.02(d) shall not have been satisfied but all other conditions to the Closing shall have been satisfied or shall be capable of being satisfied, then the Termination Date shall be October 5, 2011;
     (ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or
     (iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;
          (c) by Parent, in the event an Adverse Recommendation Change has occurred;
          (d) by Parent, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;
          (e) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured by Parent or Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; or
          (f) by the Company, in accordance with the terms and subject to the conditions of Section 4.02(b); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 7.01(f), and any purported termination pursuant to this Section 7.01(f) shall be void and of no force or effect, unless (i) concurrently with such termination, the Company enters into a definitive agreement with respect to the applicable Superior Proposal and (ii) the Company shall have complied with all of the provisions of Section 4.02 (including the notification provisions of such section) and all applicable requirements of Section 5.05(b) (including the payment of the Termination Fee concurrently with such termination).
          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(u), the last sentence of Section 5.02(a), Section 5.05, this Section 7.02 and Article VIII and except for any material breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.05(b)).
          SECTION 7.03. Amendment. This Agreement may be amended by the Parties at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party which specifically sets forth the terms of such extension or waiver. The failure or delay by any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
          SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, CA 92121
Facsimile: (858) 658-2500

Attention: William E. Keitel
Executive Vice President and Chief Financial Officer

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Facsimile: (212) 474-3700

Attention: Scott A. Barshay, Esq.
Damien R. Zoubek, Esq.

if to the Company, to:

Atheros Communications, Inc.
1700 Technology Drive
San Jose, CA 95110
Facsimile: (408) 773-9940

Attention: Adam H. Tachner
Vice President and General Counsel

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Facsimile: (650) 233-4545

Attention: Jorge del Calvo, Esq.
Allison Leopold Tilley, Esq.
          SECTION 8.03. Definitions. For purposes of this Agreement:
          (a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;
          (b) “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written, including all amendments thereto;
          (c) “Copyrights” means all copyrights, copyrightable works (including all software, middleware and firmware), semiconductor topography, mask works and mask work rights, and applications for registration of any of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions and treaties, registered or unregistered;
          (d) “Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average closing price per share of Parent Common Stock on NASDAQ on the 20 trading days immediately preceding the date on which the Effective Time occurs;
          (e) “Intellectual Property” means any and all of the following in any country: (a)(i) Issued Patents, (ii) Patent Applications, (iii) Trademarks, (iv) domain names and domain name registrations, (v) Copyrights, (vi) Trade Secrets, (vii) all other ideas, inventions, designs, manufacturing, operating and other specifications, technical data and information, and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights); or (b) any right (whether at law, equity by contract or otherwise) to use, practice or otherwise exploit any of the foregoing;
          (f) “Issued Patents” means all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by the United States Patent and Trademark Office or any other applicable Governmental Entity, including design patents;

          (g) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of the persons set forth in Section 8.03(g) of the Company Letter;
          (h) “Liens” means all pledges, claims, liens, hypothecations, charges, options, security interests, covenants, licenses, patent non-assert obligations, grants of any immunity from litigation, restrictions, easements or other encumbrances of any kind or nature whatsoever;
          (i) “Material Adverse Effect” shall mean any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent, materially impede or materially delay the consummation by the Company of the Merger; provided, however, that no Effect (either alone or in combination) resulting from any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:
     (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business, or conditions in the global economy generally;
     (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business, including (A) changes in interest rates in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business and changes in exchange rates for the currencies of any such countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Company and its Subsidiaries conduct business;
     (iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;
     (iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;
     (v) earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world;

     (vi) any changes in applicable Law (or the interpretation thereof) or changes in GAAP or other applicable accounting standards (or the interpretation thereof);
     (vii) any changes resulting from the announcement of this Agreement and the transactions contemplated hereby due to (A) the identity of Parent, (B) any of the following as it relates to the identity of Parent: any lawsuit in respect of this Agreement or the transactions contemplated hereby, any loss of or change in a relationship, contractual or otherwise, with any customer, supplier, distributor or other business partner of the Company or any of its Subsidiaries or (C) the departure of any employee or officer of the Company or any of its Subsidiaries due to the identity of Parent or the terms or conditions of employment offers, or lack thereof, from Parent;
     (viii) the outcome, results or progress of any claim, action, suit or judicial, administrative or regulatory proceeding or investigation set forth on Section 3.01(h) of the Company Letter or any indemnification or similar claims related to the foregoing;
     (ix) any suit, claim, request for indemnification or proceeding brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the transactions contemplated hereby; and
     (x) any declines or other changes in the Company’s stock price or the trading volume of the Company’s stock or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or any failure by the Company to meet any internal budgets, projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of such decline, change or failure may be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur);
provided, that the effects resulting from or arising out of the matters described in clauses (i) through (vi) above do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Company and its Subsidiaries conduct business;
          (j) “Off-the-Shelf Software” means any software (other than Public Software) that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis and that was obtained by the Company or any of its Subsidiaries in the ordinary course of business;
          (k) “Patent Applications” means all published and all unpublished non-provisional and provisional patent applications, reexamination proceedings, invention disclosures, records of invention, applications for certificates of invention and priority rights, in any country and regardless of formal name, including substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof;
          (l) “Patents” means the Issued Patents and the Patent Applications;
          (m) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;
          (n) “Product(s)” means any and each of the products of the Company and its Subsidiaries (including all components, parts, integrated circuits or elements thereof, chemicals, compositions, tools, kits, software, firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, other tangible items designed, developed, manufactured, assembled, sold, leased, installed, repaired, licensed or otherwise made available by the Company or any of its Subsidiaries or any services performed by the Company or any of its Subsidiaries), whether currently being distributed, currently under development, or otherwise anticipated to be distributed under any product “road map” of the Company or any of its Subsidiaries;
          (o) “Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. The term “Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing)in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any person under Intellectual Property rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) the imposition of any restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; (e) the obligation to include or otherwise communicate to other persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache

License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software”;
          (p) “Registered Copyrights” means all Copyrights for which registrations have been obtained or applications for registration have been filed in the United States Copyright Office or any other applicable Government Entity;
          (q) “Source Code” means the source code of any software or program (i.e., software code in its original, human readable, un-compiled, form), or any portion, aspect or segment of any source code, owned by or licensed to or otherwise used by the Company or any of its Subsidiaries;
          (r) “Specified Quarter End Date” means March 23, 24 or 25, June 22, 23 or 24 or September 21, 22 or 23, 2011;
          (s) a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;
          (t) “Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods, processes and specifications, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including both source code and object code), databases, interfaces, computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law; and
          (u) “Trademarks” means, whether registered or unregistered, all (i) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names, (iii) trademarks, service marks, marks, logos, insignias, designs, trade dress, other symbols, trade names and fictitious business names for which registrations have been obtained and (iv) all goodwill associated with each of the foregoing.
          SECTION 8.04. Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Except as otherwise provided, whenever the words “made available to Parent” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to Parent prior to and through the date of this Agreement in the electronic dataroom maintained on behalf of the Company by Merrill Corporation Ltd. or otherwise provided to Parent prior to the execution of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.
          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.
          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with the Exhibits hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.04, is not intended to confer upon any person other than the Parties (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.
          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that each of Parent, Sub and the Surviving Corporation may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment by Parent, Sub or the Surviving Corporation shall relieve Parent, Sub or the Surviving Corporation, as applicable, of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.
          SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE MERGER AND ANY OTHER TRANSACTION CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO HEREBY:

     (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR OTHER ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER;
     (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY; AND
     (C) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.10.
          SECTION 8.11. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, any Party may contemporaneously commence an action for specific performance and seek any other form of remedy at Law or in equity that may be available for breaches under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).
          SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties, such consent or approval must be in writing and executed and delivered to the other Parties by a person duly authorized by such Party to do so.
          SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

QUALCOMM INCORPORATED,
by	/s/ William E. Keitel
	Name:	William E. Keitel
	Title:	Executive Vice President and Chief Financial Officer

T MERGER SUB, INC.,
by	/s/ William E. Keitel
	Name:	William E. Keitel
	Title:	Executive Vice President and Chief Financial Officer

ATHEROS COMMUNICATIONS, INC.,
by	/s/ Craig H. Barratt
	Name:	Craig H. Barratt
	Title:	President and Chief Executive Officer

EXHIBIT A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION
ARTICLE I
          The name of the corporation (hereinafter called the “Corporation”) is Qualcomm Networking and Connectivity, Inc.
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.
ARTICLE III
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
          The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.
ARTICLE V
          The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI
          In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE VII
          Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VIII
          To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.
ARTICLE IX
          Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

2